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                                                                    EXHIBIT 99.1




                      MCI WORLDCOM/SKYTEL MERGER COMPLETED



JACKSON, Miss., October 1, 1999 - MCI WORLDCOM, Inc. (NASDAQ:WCOM) today announced that its merger with SkyTel Communications, Inc. has been completed, effective today at 12:01 a.m. eastern daylight time.

As a result of the merger, each share of SkyTel common stock was converted into the right to receive 0.2566 of a share of MCI WorldCom common stock. Holders of SkyTel's $2.25 Cumulative Convertible Exchangeable Preferred stock will be entitled to receive one share of MCI WorldCom Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock for each share of SkyTel preferred stock that they own. The MCI WorldCom preferred stock will be convertible into MCI WorldCom common stock on a basis that gives effect to the exchange ratio in the merger and will otherwise have the same terms as SkyTel's preferred stock.

"In SkyTel, we are gaining a well-run, profitable industry leader that will be an important building block in MCI WorldCom's emerging wireless strategy," said Bernard J. Ebbers, president and chief executive officer of MCI WorldCom. "With its talented team of employees, SkyTel will enable MCI WorldCom to even better capitalize on the growing demand for wireless data services."

MCI WorldCom is a global leader in communications services with 1998 revenues of more than $30 billion and established operations in more than 65 countries encompassing the Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 40,000 buildings worldwide. MCI WorldCom is traded on NASDAQ under WCOM. For more information on MCI WorldCom, visit the World Wide Web at http://www.wcom.com.